Exhibit 99.2

Moving iMage Technologies, Inc. Announces Closing of Initial Public Offering

-- Full Exercise of Underwriter’s Over-Allotment Option --

Fountain Valley, CA, July 13, 2021 -- Moving iMage Technologies, Inc. (NYSE: MITQ), a leading digital cinema company that designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom-designed equipment, today announced the closing of its upsized underwritten public offering of

4,830,000 shares of its common stock, including the full exercise by the underwriter’s option to purchase up to 630,000 additional shares of common stock, at a price to the public of $3.00 per share.

Total gross proceeds to the Company from the offering, before deducting underwriting discounts and commissions and other offering expenses, were approximately $14.5 million. The shares sold in the offering began trading on the NYSE American under the symbol “MITQ” on July 8, 2021.

The Company expects to use the net proceeds of the offering to fund the expansion of its sales and marketing activities, with the balance added to working capital, which may include the funding of strategic acquisitions. The Company has not yet identified any acquisition candidates.

Boustead Securities, LLC acted as the sole underwriter for the offering. Manatt, Phelps & Phillips, LLP served as legal counsel to Moving iMage Technologies, Inc. and Schiff Hardin LLP served legal counsel to the underwriter.

Copies of the prospectus relating to this offering may be obtained from: Boustead Securities, LLC, via email at offerings@boustead1828.com, by calling 949-502-4408 or by standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

A registration statement relating to the securities sold in this offering has been filed with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Reg. No. 333-234159) and was declared effective by the SEC on July 7, 2021. This registration statement SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

Moving iMage Technologies, Inc. is a leading manufacturer and integrator of purpose-built technology and equipment to support a wide variety of entertainment applications, with a focus on motion picture exhibition. MiT offers a wide range of products and services, including custom engineering, systems design, integration and installation, enterprise software solution, digital cinema, A/V integration, as well as customized solutions for emerging entertainment technology. MiT’s Caddy Products division designs and sells proprietary cup-holder and other seating-based products and lighting systems for theaters and stadiums.  For more information, visit www.movingimagetech.com.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including the expected start of trading of the Company’s common stock, the closing of the Company’s initial public offering and the anticipated use of the net proceeds received by the Company from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

Laurie Berman/Judy Sfetcu

PondelWilkinson Inc.

310-279-5980

Investors@movingimagetech.com

Underwriter Contact:

Boustead Securities, LLC

949-502-4408

offerings@boustead1828.com

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